UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CORPORATE CAPITAL TRUST II

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EXPLANATORY NOTE

This Amendment No. 1 to the joint definitive merger proxy statement/prospectus filed by each of FS Investment Corporation II, FS Investment Corporation III, FS Investment Corporation IV and Corporate Capital Trust II on August 13, 2019 (the “Joint Proxy Statement/Prospectus”) corrects certain pro forma financial information included in the Joint Proxy Statement/Prospectus.

Except as specifically discussed in this Explanatory Note, this Amendment No. 1 does not otherwise modify or update any other disclosure presented in the Joint Proxy Statement/Prospectus. In addition, this Amendment No. 1 does not reflect events occurring after the date of the Joint Proxy Statement/Prospectus or modify or update disclosures that may have been affected by subsequent events.

CHANGE TO JOINT PROXY STATEMENT/PROSPECTUS

The section of the Joint Proxy Statement/Prospectus entitled “Unaudited Selected Pro Forma Consolidated Financial Data” on page 67 of the Joint Proxy Statement/Prospectus is hereby amended and restated in its entirety to read as follows:

UNAUDITED SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

	As of and For the Three Months Ended March 31, 2019
	FS Investment Corporation II	FS Investment Corporation III	FS Investment Corporation IV	Corporate Capital Trust II	Pro forma Consolidated FS Investment Corporation II	Per Equivalent FS Investment Corporation III(3)	Per Equivalent FS Investment Corporation IV(3)	Per Equivalent Corporate Capital Trust II(3)
Net Increase (Decrease) in Stockholders’ Equity Resulting from Operations	$0.22	$0.20	$0.36	$0.32	$0.22	$0.21	$0.28	$0.24
Basic	$0.18	$0.16	$0.12	$0.16	$0.17	$0.16	$0.22	$0.18
Diluted	$0.18	$0.16	$0.12	$0.16	$0.17	$0.16	$0.22	$0.18
Cash Dividends Declared(1)	$0.19	$0.17	$0.18	$0.15	$0.18	$0.17	$0.24	$0.20
Net Asset Value per Share(2)	$7.89	$7.62	$10.69	$8.70	$7.88	$7.59	$10.43	$8.65

	For the Year Ended December 31, 2018
	FS Investment Corporation II	FS Investment Corporation III	FS Investment Corporation IV	Corporate Capital Trust II	Pro forma Consolidated FS Investment Corporation II	Per Equivalent FS Investment Corporation III(3)	Per Equivalent FS Investment Corporation IV(3)	Per Equivalent Corporate Capital Trust II(3)
Net Increase (Decrease) in Stockholders’ Equity Resulting from Operations	$(0.12)	$0.08	$0.08	$(0.07)	$(0.06)	$(0.06)	$(0.08)	$(0.07)
Basic	$0.73	$0.63	$0.48	$0.58	$0.63	$0.60	$0.83	$0.69
Diluted	$0.73	$0.63	$0.48	$0.58	$0.63	$0.60	$0.83	$0.69
Cash Dividends Declared(1)	$0.75	$0.70	$0.70	$0.59	$0.72	$0.70	$0.96	$0.79
Net Asset Value per Share(2)	$7.86	$7.60	$10.51	$8.55	$7.86	$7.57	$10.40	$8.63

(1)

The cash dividends declared per share represent the actual dividends declared per share for the period presented. The pro forma consolidated cash dividends declared are the dividends per share as declared by FSIC II.

(2)

The pro forma consolidated net asset value per share is computed by dividing the respective pro forma consolidated net assets by the respective pro forma consolidated number of shares outstanding as of the periods indicated.

(3)

The respective equivalent pro forma per share amount for each of FSIC III, FSIC IV and CCT II is calculated by multiplying the pro forma consolidated FSIC II per share amounts by the exchange ratios of 0.963, 1.324 and 1.098, respectively.

CHANGE TO JOINT PROXY STATEMENT/PROSPECTUS

The section of the Joint Proxy Statement/Prospectus entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements” starting on page 76 and continuing up to and including page 82 of the Joint Proxy Statement/Prospectus is hereby amended and restated in its entirety to read as follows:

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Merger Agreement provides that the holders of common stock of the Acquired Funds will be entitled to receive, for each share of common stock, that number of shares of FSIC II Common Stock with a NAV equal to the NAV of the share of the common stock of the applicable Acquired Fund, in each case calculated as of the same date within 48 hours (excluding Sundays and holidays) prior to the closing of the Mergers. The unaudited pro forma condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of the Fund Parties, which are included elsewhere in this joint proxy statement/prospectus. See “Index to Financial Statements.”

The following unaudited pro forma condensed consolidated financial information and explanatory notes illustrate the effect of the Mergers on FSIC II’s financial position and results of operations based upon the companies’ respective historical financial positions and results of operations under the asset acquisition method of accounting with FSIC II treated as the acquirer.

Generally, under asset acquisition accounting, acquiring assets in groups not only requires ascertaining the cost of the assets (or net assets), but also allocating that cost to the individual assets (or individual assets and liabilities) that make up the group. The cost of the group of assets acquired in an asset acquisition is allocated to the individual assets acquired or liabilities assumed based on their relative fair values of net identifiable assets acquired other than certain “non-qualifying” assets (for example cash) and does not give rise to goodwill. FSIC II believes that the acquisition of the Acquired Funds should be accounted for as an asset acquisition based on the nature of its pre-acquisition operations, asset or capital allocation and other factors outlined in ASC 805-50—Business Combinations–Related Issues.

The unaudited pro forma condensed consolidated financial information includes the unaudited pro forma condensed consolidated balance sheet as of March 31, 2019 assuming the Mergers had been completed on March 31, 2019. The unaudited pro forma condensed consolidated income statements for the three months ended March 31, 2019 and for the year ended December 31, 2018 were prepared assuming the Mergers had been completed on December 31, 2017.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the results of operations or the combined financial position that would have resulted had the Mergers (or the applicable Merger(s)) been completed at the beginning of the applicable period presented, nor the impact of expense efficiencies, asset dispositions, share repurchases and other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed consolidated financial information, the allocation of the pro forma purchase price reflected in the unaudited pro forma condensed consolidated financial information involves estimates, is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the Mergers.

FS Investment Corporation II and Subsidiaries

Pro Forma Condensed Consolidated Statement of Assets and Liabilities

As of March 31, 2019

Unaudited

(in thousands, except share and per share data)

	Actual FS Investment Corporation II	Actual FS Investment Corporation III	Actual FS Investment Corporation IV	Actual Corporate Capital Trust II	Pro Forma Adjustments(1)			Pro Forma FS Investment Corporation II Combined
Assets and Liabilities Data:
Investments, at fair value	$4,634,818	$3,671,558	$311,687	$179,230	$—			$8,797,293
Cash and cash equivalents	117,695	74,116	4,044	2,445	(23,594)	(A	)	174,706
Other assets	56,118	116,905	69,227	2,733	—			244,983

Total assets	4,808,631	3,862,579	384,958	184,408	(23,594)			9,216,982
Debt	2,108,336	1,544,668	32,500	75,636	—			3,761,140
Other liabilities	124,078	105,254	14,741	1,558	—			245,631

Total liabilities	2,232,414	1,649,922	47,241	77,194	—			4,006,771
Stockholders’ equity	2,576,217	2,212,657	337,717	107,214	(23,594)			5,210,211

Total liabilities and stockholders’ equity	$4,808,631	$3,862,579	$384,958	$184,408	$(23,594)			$9,216,982

Total shares outstanding	326,339,625	290,276,971	31,589,690	12,320,120	334,840,609	(B	)	661,180,234

Net assets per share	$7.89	$7.62	$10.69	$8.70				$7.88

(1)	Please refer to Note 3 to these pro forma condensed consolidated financial statements (unaudited) for information regarding the pro forma adjustments reflected in this column.

See notes to pro forma condensed consolidated financial statements

FS Investment Corporation II and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

For the three months ended March 31, 2019

Unaudited

(in thousands, except share and per share data)

	Actual FS Investment Corporation II	Actual FS Investment Corporation III	Actual FS Investment Corporation IV	Actual Corporate Capital Trust II	Pro Forma Adjustments			Pro Forma FS Investment Corporation II Combined
Performance Data:
Interest, PIK and dividend income	$112,895	$90,989	$7,870	$4,144	—			$215,898
Fees and other income	7,044	6,801	729	220	—			14,794

Total investment income	119,939	97,790	8,599	4,364	—			230,692
Interest and credit facility fees	29,575	21,565	422	1,058	—			52,620
Base management fees	17,864	14,870	1,415	684	(1,528)	(C	)	33,305
Income based fees	11,131	12,108	1,394	—	2,797	(C	)	27,430
Other expenses	3,255	2,436	1,438	637	(147)	(D	)	7,619

Operating expenses	61,825	50,979	4,669	2,379	1,122			120,974

Net expenses	61,825	50,979	4,669	2,379	1,122			120,974

Net investment income before taxes	58,114	46,811	3,930	1,985	(1,122)			109,718
Income tax expense (benefit)	—	—	—	—	—			—

Net investment income	58,114	46,811	3,930	1,985	(1,122)			109,718
Net realized gains	(18,483)	(52,430)	2,081	(97)	—			(68,929)
Net change in unrealized gains (losses)	31,138	62,365	5,257	2,000	—			100,760

Total net realized and unrealized gains (losses)	12,655	9,935	7,338	1,903	—			31,831

Net increase (decrease) in net assets resulting from operations	$70,769	$56,746	$11,268	$3,888	(1,122)			$141,549

Weighted average shares outstanding	324,309,084	288,996,840	31,458,921	12,275,292				657,784,190

Earnings per share	$0.22	$0.20	$0.36	$0.32				$0.22

Net investment income per share	$0.18	$0.16	$0.12	$0.16				$0.17

See notes to pro forma condensed consolidated financial statements.

FS Investment Corporation II and Subsidiaries

Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2018

Unaudited

(in thousands, except share and per share data)

	Actual FS Investment Corporation II	Actual FS Investment Corporation III	Actual FS Investment Corporation IV	Actual Corporate Capital Trust II	Pro Forma Adjustments			Pro Forma FS Investment Corporation II Combined
Performance Data:
Interest, PIK and dividend income	$424,300	$330,295	$26,530	$15,523	—			$796,648
Fees and other income	29,684	19,965	1,524	537	—			51,710

Total investment income	453,984	350,260	28,054	16,060	—			848,358
Interest and credit facility fees	103,054	65,757	825	3,367	—			173,003
Base management fees	78,994	60,548	6,015	2,990	(20,844)	(C	)	127,703
Income based fees	24,790	35,156	1,488	(279)	42,632	(C	)	103,787
Capital gains incentive fees	—	—	(1,742)	—	—			(1,742)
Other expenses	11,732	9,378	6,244	3,334	(588)	(D	)	30,100

Operating expenses	218,570	170,839	12,830	9,412	21,200			432,851

Expense Support	—	—	—	(746)	—			(746)
Management fee waiver	(3,432)	(2,594)	(253)	—	6,279	(C	)	—
Net expenses	215,138	168,245	12,577	8,666	27,479			432,105

Net investment income before taxes	238,846	182,015	15,477	7,394	(27,479)			416,253
Income tax expense (benefit)	2,483	285	342	100	—			3,210

Net investment income	236,363	181,730	15,135	7,294	(27,479)			413,043
Net realized gains	(79,597)	(43,945)	5,012	380	—			(118,150)
Net change in unrealized gains (losses)	(194,209)	(115,133)	(17,469)	(8,506)	—			(335,317)

Total net realized and unrealized gains (losses)	(273,806)	(159,078)	(12,457)	(8,126)	—			(453,467)

Net increase (decrease) in net assets resulting from operations	$(37,443)	$22,652	$2,678	$(832)	(27,479)			$(40,424)

Weighted average shares outstanding	324,551,233	289,019,897	31,592,861	12,672,584				658,661,945

Earnings per share	$(0.12)	$0.08	$0.08	$(0.07)				$(0.06)

Net investment income per share	$0.73	$0.63	$0.48	$0.58				$0.63

See notes to pro forma condensed consolidated financial statements.

FS Investment Corporation and Subsidiaries

Notes to Pro Forma Condensed Consolidated Financial Statements

Unaudited

(In thousands, except share and per share data unless otherwise stated)

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed consolidated financial information related to the Mergers is included as of and for the three months ended March 31, 2019 and for the year ended December 31, 2018. On May 31, 2019, FSIC II, FSIC III, FSIC IV and CCT II entered into the Merger Agreement. For the purposes of the pro forma condensed consolidated financial statements, the purchase price is approximately $2.6 billion in stock consideration which is based upon a NAV of $7.89 per share of FSIC II Common Stock as of March 31, 2019. The pro forma adjustments included herein reflect the conversion of FSIC III Common Stock, FSIC IV Common Stock and CCT II Common Stock into FSIC II Common Stock using respective exchange ratios of 0.963, 1.324 and 1.098 of a share of FSIC II Common Stock, for each of the approximately 290.3 million, 31.6 million and 12.3 million shares, respectively of FSIC III Common Stock, FSIC IV Common Stock and CCT II Common Stock outstanding.

The merger of each of the applicable Merger Subs with and into FSIC III, FSIC IV and CCT II will be accounted for as an asset acquisition of FSIC III, FSIC IV and CCT II by FSIC II in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues. The fair value of the merger consideration paid by FSIC II is allocated to the assets acquired and liabilities assumed based on their relative fair values as of the date of acquisition and will not give rise to goodwill.

In applying the asset acquisition method of accounting, FSIC II uses a cost approach to allocate the cost of the acquisition against the assets being acquired. The cost of the acquisition is determined to be the fair value of the consideration given or the fair value of the assets acquired, whichever is more clearly evident. Shares of FSIC II Common Stock will be issued at an exchange ratio based on FSIC II’s NAV per share divided by the NAV per share of the applicable Acquired Fund, each as calculated on the acquisition date. The acquired assets are stated at fair value in the financial statements of each of the Acquired Funds and the acquired liabilities are generally short term so that their carrying values approximate fair value. Management concluded that the fair value of the assets acquired is more clearly evident and would be used to determine the value of the consideration. Consequently, no material adjustments are expected to the carrying amounts of assets and liabilities acquired.

Use of Estimates: The preparation of the unaudited pro forma condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Many of the amounts have been rounded, and all amounts are in thousands, except share and per share amounts.

Valuation of Portfolio Investments: FSIC II determines the NAV of its investment portfolio each quarter. Securities are valued at fair value as determined in good faith by the FSIC II Board. In connection with that determination, the Advisor provides the FSIC II Board with portfolio company valuations which are based on relevant inputs, including, but not limited to, indicative dealer quotes, values of like securities, recent portfolio company financial statements and forecasts, and valuations prepared by independent third-party valuation services.

ASC Topic 820 issued by the Financial Accounting Standards Board clarifies the definition of fair value and requires companies to expand their disclosure about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. ASC Topic 820 defines fair value as the price that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 also establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, which includes inputs such as quoted prices for similar securities in active markets and quoted prices for identical securities where there is little or no activity in the market; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The fair values of FSIC II’s investments are determined in good faith by the FSIC II Board. The FSIC II Board is responsible for the valuation of FSIC II’s portfolio investments at fair value as determined in good faith pursuant to FSIC II’s valuation policy and consistently applied valuation process. The FSIC II Board has delegated day-to-day responsibility for implementing its valuation policy to the Advisor’s management team, and has authorized the Advisor to utilize independent third-party valuation and pricing services that have been approved by the FSIC II Board. The valuation committee of the FSIC II Board is responsible for overseeing the Advisor’s implementation of the valuation process.

Income Taxes: FSIC II has elected to be treated for U.S. federal income tax purposes, and intends to qualify annually, as a RIC under Subchapter M of the Code. To qualify for and maintain qualification as a RIC, FSIC II must, among other things, meet certain source-of-income and asset diversification requirements, as well as distribute to its stockholders, for each tax year, at least 90% of its “investment company taxable income,” which is generally FSIC II’s net ordinary income plus the excess, if any, of realized net short-term capital gains over realized net long-term capital losses, determined without regard to any deduction for distributions paid. As a RIC, FSIC II will not have to pay corporate-level U.S. federal income taxes on any income that it distributes to its stockholders. FSIC II intends to make distributions in an amount sufficient to qualify for and maintain its RIC tax status each tax year and to not pay any U.S. federal income taxes on income so distributed. FSIC II is also subject to nondeductible federal excise taxes if it does not distribute in respect of each calendar year an amount at least equal to the sum of 98% of net ordinary income, 98.2% of any capital gain net income, if any, and any recognized and undistributed income from prior years for which it paid no U.S. federal income taxes.

Transaction Costs: Each of FSIC II, FSIC III, FSIC IV and CCT II incur direct transaction costs resulting from the Mergers. FSIC II, as the acquirer in an asset acquisition, will capitalize its transaction costs and such costs will be reflected as an adjustment to the purchase price of the Acquired Funds. The Acquired Funds will expense their transaction costs as incurred.

FSIC II expects to incur $4,550 in estimated transaction costs, which will be capitalized and reflected as an adjustment to the value of the consideration exchanged. FSIC III, FSIC IV and CCT II expect to incur $3,300, $450 and $220 in estimated transaction costs, respectively. The estimated costs are presented as pro forma adjustments to cash on the pro forma balance sheet.

2. PRELIMINARY PURCHASE ACCOUNTING ALLOCATIONS

The unaudited pro forma condensed consolidated financial information includes the unaudited pro forma condensed consolidated balance sheet as of March 31, 2019 assuming the Mergers had been completed on March 31, 2019. The unaudited pro forma condensed consolidated income statements for the three months ended March 31, 2019 and for the year ended December 31, 2018 were prepared assuming the Merger and Subsequent Combination had been completed on December 31, 2017.

The unaudited pro forma condensed consolidated financial information reflects the issuance of approximately 334.8 million shares of FSIC II Common Stock pursuant to the Merger Agreement.

The merger of each of the applicable Merger Subs with and into FSIC III, FSIC IV and CCT II will be accounted for using the asset acquisition method of accounting. Accordingly, the fair value of the consideration paid by FSIC II in connection with the Mergers will be allocated to the acquired assets and assumed liabilities of the Acquired Funds at their relative fair values estimated by FSIC II as of the effective date, and as summarized in the following table:

	FS Investment Corporation III March 31, 2019	FS Investment Corporation IV March 31, 2019	Corporate Capital Trust II March 31, 2019	Pro Forma Adjustments	Pro Forma March 31, 2019
Common stock issued					$2,638,544

Total purchase price					$2,638,544

Assets acquired:
Investments, at fair value	$3,671,558	$311,687	$179,230		$4,162,475
Cash and cash equivalents	74,116	4,044	2,445	$(19,044)	61,561
Other assets	116,905	69,227	2,733		188,865

Total assets acquired	$3,862,579	$384,958	$184,408	$(19,044)	$4,412,901
Debt	1,544,668	32,500	75,636		1,652,804
Other liabilities assumed	105,254	14,741	1,558		121,553

Net assets acquired	$2,212,657	$337,717	$107,214	$(19,044)	$2,638,544

3. PRELIMINARY PRO FORMA ADJUSTMENTS

(A) The pro forma adjustment to cash reflects the estimated required distributions of FSIC III, FSIC IV and CCT II of their respective undistributed income of $6,920, $7,671 and $483 as of the Closing Date in order avoid corporate and excise taxes, as well as remaining estimated transaction costs of $4,550, $3,300, $450 and $220 for FSIC II, FSIC III, FSIC IV and CCT II, respectively.

(B) Shares of FSIC II Common Stock issued to FSIC III, FSIC IV and CCT II stockholders based on exchange ratios of 0.963, 1.324 and 1.098 shares of FSIC II Common Stock for each share of FSIC III Common Stock, FSIC IV Common Stock and CCT II Common Stock, respectively. For purposes of calculating the exchange ratio, FSIC II, FSIC III, FSIC IV and CCT II’s NAV prior to the Mergers was adjusted by estimated cash distributions and transaction costs as discussed in Note A. New shares of FSIC II Common Stock issued equal the respective adjusted net assets of FSIC III, FSIC IV and CCT II of $2,202,437, $329,596 and $106,511, divided by FSIC II’s adjusted NAV per share of FSIC II Common Stock as of March 31, 2019 of $7.88.

(C) In conjunction with the Mergers, FSIC II intends to enter into the Proposed Advisory Agreement pursuant to the Advisory Agreement Amendment Proposal. Under the Proposed Advisory Agreement, FSIC II will accrue a management fee based on 1.50% of its gross assets, excluding cash and cash equivalents and an incentive fee on income based on net assets rather than adjusted capital. The pro forma adjustments to the respective statements of operations for the quarter ended March 31, 2019 and year ended December 31, 2018 reflect the Proposed Advisory Agreement as if it had been in place effective December 31, 2017.

(D) Pro forma adjustment reflects impact of the Mergers on administrative services costs, audit fees and directors costs directly attributable to the Mergers.